UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 15, 2012

Commission file number 001-32511
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IHS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13‑3769440 (I.R.S. Employer Identification Number)

15 Inverness Way East
Englewood, CO 80112
(Address of principal executive offices)
(303) 790‑0600
(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 12, 2012, in accordance with the Company's Amended and Restated Bylaws, the Board of Directors of the Company unanimously adopted a resolution to increase the number of directors of the Company from nine to ten, effective as of October 12, 2012.  On October 12, 2012, upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors of the Company unanimously adopted a resolution to elect Jean-Paul L. Montupet as a director, effective immediately.  For his service, Mr. Montupet will receive fees pursuant to the compensation arrangements provided to the Company's other non-employee directors and will be eligible to participate in the IHS Inc. 2004

Directors Stock Plan (for a complete description of these fee and equity terms, see the section “Director Compensation” in the Company's most recent Proxy Statement).

Mr. Montupet, age 64, is chair of the Industrial Automation business of Emerson (NYSE: EMR) and president of Emerson Europe.  He joined Emerson in 1981, serving in a number of senior executive roles at the global technology provider. Mr. Montupet serves on the Boards of Lexmark International, Inc. (NYSE: LXK), WABCO Holdings Inc. (NYSE: WBC), and Assurant, Inc. (NYSE: AIZ), and is the non-executive chair of the board at PartnerRe Ltd (NYSE: PRE).  He is also a trustee of the St. Louis Public Library Foundation and the Winston Churchill National Museum.  Mr. Montupet earned a master's degree in business administration from the Ecole des Hautes Etudes Commerciales in Paris.

The press release issued by the Company on October 15, 2012, announcing Mr. Montupet's election to the Company's Board of Directors is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated October 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: October 15, 2012	By:	/s/ Stephen Green
Stephen Green
General Counsel and Secretary